UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):February 17, 2009

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CENTRAL VIRGINIA BANKSHARES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Virginia (State or Other Jurisdiction of Incorporation)	0-24002 (Commission File Number)	54-1467806 (IRS Employer Identification No.)
2036 New Dorset Road, P.O. Box 39 Powhatan, Virginia (Address of Principal Executive Offices)	23139 (Zip Code)

Registrant’s telephone number, including area code: (804) 403-2000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 17, 2009, Central Virginia Bankshares, Inc. (the “Company”) entered into an Employment Agreement, dated as of February 17, 2009 (the “Agreement”), with Ralph Larry Lyons, its President and Chief Executive Officer.

The term of the Agreement will continue until February 17, 2012, unless it is terminated earlier in accordance with its provisions. Beginning on February 17, 2012 and each February 17 thereafter, the term of the Agreement will automatically extend for successive one-year terms, unless 90 days notice of non-renewal is provided or employment otherwise terminates under the Agreement. The Agreement provides for an initial base salary of $224,744 per year. Mr. Lyons also is eligible to participate in any of the Company’s long-term or short-term incentive plans, pursuant to the annual bonus metrics set by the Company’s Compensation Committee and employee benefit plans and programs for which he is or will be eligible.

The Agreement provides for the termination of Mr. Lyons’s employment by the Company without “cause” and termination by him for “good reason” (as those terms are defined in the Agreement). Termination under either of these circumstances will entitle Mr. Lyons to receive the following:

•	his salary earned through the date of termination to the extent not theretofore paid;
•	continuation of his salary for a period of eighteen months from the date of termination;
•	his then current benefits under group health and dental plans for eighteen months from the date of termination; and
•	any earned long-term or short-term incentive payments to the extent not theretofore paid.

Mr. Lyons will not be entitled to any such compensation or benefits if he breaches any of the covenants in the Agreement relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation. The non-competition and non-solicitation covenants continue generally for a period of eighteen months following the last day of Mr. Lyons’s employment. He will also not be entitled to any compensation or other benefits under the Agreement, other than unpaid salary, if his employment is terminated for cause or for other than good reason.

If Mr. Lyons is terminated without cause or resigns for good reason within three years following a “change of control” (as defined in the Agreement), he will be entitled to the following:

•	annual salary at the rate in effect immediately prior to termination;
•	any earned and unpaid incentive or bonus compensation;
•

the product of his annual bonus for the most recently completed year and a fraction, the numerator of which is the number of days in the current year through the date of termination, and the denominator of which is 365;

•	any benefits or awards which pursuant to any plans, policies or programs have been earned or become payable, but which have not yet been paid;
•	an amount equal to 2.0 times the sum of Mr. Lyons’s salary at the rate in effect immediately prior to termination and his average bonus for the two most recently completed years; and
•	his then current benefits under group health and dental plans for eighteen months from the date of termination.

As previously disclosed, the Company issued preferred stock to the United States Department of the Treasury pursuant to the Capital Purchase Program on January 30, 2009. Since that time, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (“ARRA”), which imposes certain compensation restrictions on institutions that participate in the Capital Purchase Program. This law requires the Secretary of the Treasury to establish compensation standards, including a prohibition on payments to a senior executive officer for departure from the institution for any reason, except payment for services performed or benefits accrued. This standard is inconsistent with certain provisions of the Agreement. The Secretary of the Treasury has not issued regulations that implement these provisions of the ARRA. Consequently, it is premature for us to predict how this new law may force us to change our compensation plans and policies, including the Agreement.

The full text of the Agreement is attached as Exhibit 10.1 to this report and is incorporated by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated as of February 17, 2009, by and between Central Virginia Bankshares, Inc. and Ralph Larry Lyons.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL VIRGINIA BANKSHARES, INC.

Date: March 31, 2009	By: /s/ Charles F. Catlett, III
Charles F. Catlett, III
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated as of February 17, 2009, by and between Central Virginia Bankshares, Inc. and Ralph Larry Lyons.